SUPPLEMENT TO

PROSPECTUS SUPPLEMENT DATED MARCH 27, 2003

(To Prospectus dated March 24, 2003)

$322,801,024

(Approximate)

CWMBS, INC.

Depositor

Seller

Countrywide Home Loans Servicing LP

Master Servicer

CHL Mortgage Pass-Through Trust 2003-J3

Issuer

Mortgage Pass-Through Certificates, Series 2003-J3

This Supplement revises the Prospectus Supplement dated March 27, 2003 to the Prospectus dated March 24, 2003 with respect to the above captioned series of certificates.

Under the sixth bullet point in “The Mortgage Pool—Conveyance of Supplemental Mortgage Loans” on pages S-27 and S-28 of the Prospectus Supplement, the permitted variance for the Characteristic “Weighted Average Mortgage Rate” is changed to 18 basis points.

Countrywide Securities Corporation

The date of this Supplement is March 31, 2003.